BlackRock Funds:
         BlackRock Short Obligations Fund
         BlackRock Ultra-Short Obligations Fund

77I:

Terms of new or amended securities

Attached please find as an exhibit to Sub-Item 77I of Form N-SAR information regarding
(i) the establishment and designation of an additional class of shares representing an interest in the Institutional Shares of BlackRock Short Obligations Fund and (ii) the establishment and designation of an additional class of shares representing an interest in the Institutional Shares of BlackRock Ultra-Short Obligations Fund.



BlackRock Funds (the "Registrant"): BlackRock Short Obligations Fund and BlackRock Ultra-
Short Obligations Fund (the "Funds")

77I:

Terms of new or amended securities

Effective June 28, 2013, the establishment and designation of share classes of each of
the Funds are as follows:
1.	The new class of shares of each Fund is designated as Institutional
Shares.
2.	The established and designated classes of shares of each Fund are as follows:
a.	BlackRock Shares
b.	Institutional Shares